EXHIBIT 10.3

FORM

OF

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of [●], by and between Starco Brands, Inc., a Nevada corporation (“Acquiror”), and [●] (“Principal”).

W I T N E S S E T H:

WHEREAS, Acquiror, Starco Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Soylent Nutrition, Inc., a Delaware corporation (the “Company”), and Hamilton Start, LLC, solely in its capacity as the Stockholder Representative and solely for the purpose of Article IX, Article X, Section 2.08, and Section 6.11, have entered into an Agreement and Plan of Merger, dated as of February 14, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, in executing the Merger Agreement and agreeing to pay the consideration specified therein, Acquiror considered the Company’s substantial goodwill and the retention of the Company’s Confidential Information (as defined below) to be valuable assets and an essential inducement to the execution of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger);

WHEREAS, the parties hereto acknowledge and agree that Principal could substantially dilute the value of such goodwill and Confidential Information by competing with Acquiror and/or its Subsidiaries or by soliciting or hiring the employees and/or customers of Acquiror and its Subsidiaries;

WHEREAS, Principal has agreed to accept certain restrictions as set forth in this Agreement in connection with the Merger in order to induce Acquiror to enter into the Merger Agreement and consummate the Merger, and Acquiror would not enter into the Merger Agreement absent Principal’s agreement to the restrictions set forth in this Agreement; and

WHEREAS, Principal will benefit monetarily from the consummation of the Merger in the form of a change of control bonus, which is contingent on, and consideration for Principal executing and complying with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the benefits to be obtained by Principal as a result of the Merger and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

2. Non-Competition Covenants.

(a) As an inducement to Acquiror to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Principal hereby covenants and agrees that for a period commencing on the termination of Principal’s employment with the Company and ending on the second anniversary thereof (the “Restrictive Period”), Principal shall not, except as an employee or consultant of the Company or an Affiliate thereof following the Closing Date, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole and absolute discretion), directly or indirectly:

(i) own any interest in, manage, control, participate in, consult with, render services for (as a director, officer, employee, agent, broker, partner, contractor, consultant or otherwise) or be or become engaged or involved in any Restricted Business within the Territory (each as defined below), including by being or becoming an organizer, owner, co-owner, trustee, promoter, Affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, independent contractor, manager, salesperson, representative, broker, licensor, technician, engineer, analyst, consultant, or advisor of, to or with any Restricted Business;

(ii) make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Restricted Business within the Territory;

(iii) use or authorize the use of Principal’s name or any part thereof to be used or employed in connection with any Restricted Business within the Territory; or

(iv) provide any information, assistance, support, product, technology or intellectual property to any Person engaged or involved in any Restricted Business within the Territory.

(b) Notwithstanding anything to the contrary in Section 2(a), Principal may directly or indirectly own, solely as an investment, equity securities of any company involved in a Restricted Business which are publicly traded or which are in a diversified mutual fund, blind trust, venture capital fund or similar instrument, if Principal (i) is not a controlling person of, or a member of a group which controls, such corporation, (ii) does not directly or indirectly own more than five percent (5%) of any class of securities of such corporation, and (iii) does not undertake any of the activities contemplated by Section 2(a) above with respect to such corporation (other than the purchase and ownership of such equity securities) and otherwise has no active participation in the business of such corporation.

(c) As used in this Agreement:

(i) “Restricted Business” shall mean any company which derives a significant portion of its revenue from the sale of meal replacement beverages or powders.

(ii) “Territory” shall mean any state, province, territory or jurisdiction in the United States, Canada and any other country in which the Company operates or conducts business as of the Closing.

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3. Non-Solicitation/Non-Hire of Employees. As an inducement to Acquiror to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Principal hereby covenants and agrees for the duration of the Restrictive Period to not, and to cause Principal’s Affiliates to not, directly or indirectly on Principal’s own behalf or on behalf of any third party, solicit for hire or hire any employee of Acquiror or its Subsidiaries (including the Company), or any person who was an employee of the Company at any time during the Restrictive Period or during the six (6) months prior to the Closing, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole and absolute discretion). Notwithstanding the foregoing, (i) the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards those persons who were employees of the Company during the Restrictive Period or the six (6) months prior to the Closing shall not be deemed to be a solicitation for purposes of this Section 3, (ii) under no circumstances shall soliciting or hiring any employee of the Company after the date that is four (4) months from the termination of such person’s employment by the Company, Acquiror or its Subsidiaries be deemed to be a breach of this Section 3, (iii) under no circumstances shall soliciting or hiring any employee of the Company who contacts Principal on employee’s own initiative without direct or indirect solicitation by or encouragement from Principal be deemed to be a breach of this Section 3 and (iv) under no circumstances shall the referral by search firms, employment agencies, or other similar entities of any employee of the Company be deemed to be a breach of this Section 3, provided that such entities have not been specifically instructed by Principal to solicit such employee of Company.

4. Non-Solicitation of Business Relationships. As an inducement to Acquiror to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Principal hereby covenants and agrees for the duration of the Restrictive Period to not, and to cause Principal’s Affiliates to not, directly or indirectly call on, solicit or service any customer, vendor, partner, agent, licensee or licensor that has or had a business relationship with the Company during the Restrictive Period or the six (6) months prior to the Closing in order to induce or attempt to induce such Person to cease doing business with Acquiror or its Subsidiaries (including the Company), or in any way interfere with the relationship between any such party, on the one hand, and Acquiror or its Subsidiaries (including the Company), on the other hand.

5. Non-Disparagement. During the Restrictive Period, Principal shall not make any statement that is intended to or could reasonably be expected to disparage Acquiror, the Company or their respective Affiliates or any of their respective businesses, products, services, equityholders, directors, managers, officers or key employees; provided, however, that Principal shall not be prohibited from providing truthful testimony given in response to a lawful subpoena or similar court or governmental order, or in connection with other legal proceedings (collectively, “Legal Process”), including in connection with enforcing its rights under the Merger Agreement.

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6. Representations and Warranties of Principal.

(a) Acknowledgement of Reliance. Principal acknowledges and agrees that: (i) the covenants and agreements contained in Section 2, Section 3, Section 4 and Section 5 (the “Restrictive Covenants”) are necessary, fundamental and required for the protection of the goodwill of the Company and its Subsidiaries directly or indirectly acquired by Acquiror pursuant to the Merger Agreement; (ii) the Restrictive Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach by Principal of any of the Restrictive Covenants applicable to Principal may result in irreparable harm and damages that may not be adequately compensated by a monetary award and, accordingly, Acquiror will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach; (iv) Principal will benefit monetarily from the consummation of the Merger; (v) in connection with the Merger Agreement, Principal is entering into this Agreement; (vi) Acquiror entered into the Merger Agreement in contemplation of Principal’s execution and delivery of this Agreement and Acquiror would not enter into the Merger Agreement absent Principal’s execution and delivery of this Agreement; and (vii) this Agreement is being executed in connection with the execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (including the Merger), pursuant to which Acquiror will directly or indirectly acquire the Company and substantial goodwill associated therewith.

(b) Authority; Enforceability. Principal has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform Principal’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Principal and constitutes a legal, valid and binding obligation of Principal, enforceable against Principal in accordance with its terms.

(c) No Conflict. The execution and delivery by Principal of this Agreement do not, and the performance of Principal’s obligations hereunder and the consummation of the transactions contemplated hereby shall not, conflict with or violate any Law or order applicable to Principal or by which any of Principal’s properties, rights or assets are bound or affected.

7. Confidentiality.

(a) Principal hereby covenants and agrees for the duration of the Restrictive Period to not, and to cause Principal’s Affiliates to not, at any time (i) retain or use for the benefit, purposes or account of Principal or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of Acquiror and its Subsidiaries any non-public, proprietary or confidential information, including trade secrets, “know-how”, research and development, software, source code, databases, inventions, processes, formulae, technology, designs and other intellectual property, and information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, consultants, contractors, clients, partners, referral sources, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, and government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of the Company (“Confidential Information”).

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(b) Confidential Information shall not be deemed to include any information that is (i) generally known to the public other than as a result of Principal’s breach of this Section 7, (ii) any information that becomes available to the Principal on a non-confidential basis from a source other than the Company or Acquiror, provided that such source is not known to Principal to be bound by any contractual or other obligation of confidentiality to the Company or Acquiror with respect to any of such information or (iii) required by Law or Legal Process to be disclosed; provided that Principal shall give prompt written notice to Acquiror of such requirement, disclose no more information than is so required, and cooperate, at Acquiror’s sole cost and expense, with any attempts by Acquiror to obtain a protective order or similar treatment.

(c) Except as required by Law or Legal Process, and notwithstanding anything to the contrary herein, Principal hereby covenants and agrees for the duration of the Restrictive Period not to disclose to any Person, other than Principal’s immediate family and legal and financial advisers, the existence or contents of this Agreement; provided that Principal may disclose to any prospective future employer of Principal the provisions of Section 2, Section 3, Section 4, Section 5 and this Section 7, but only if such prospective employer agrees to maintain the confidentiality of such terms.

8. General Waiver and Release. Principal does hereby, and shall cause Principal’s Affiliates, successors and assigns and any other person or entity claiming by, through or under any of the foregoing to (and on behalf of each of them, Principal does hereby), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge Acquiror, the Company and each of its Subsidiaries, each of their predecessors and successors and each of their respective past, present and future directors, officers, employees, agents, assigns, stockholders, partners, subsidiaries and Affiliates from any and all claims, demands, judgments, causes of action, liabilities, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Closing, which, for the avoidance of doubt, includes (without limitation) any and all claims of breach and causes of action based on alleged breach and associated liabilities arising out of or relating to any commercial arrangement or agreement between the Company and/or its Subsidiaries, as the case may be, and Principal and/or Principal’s or his Affiliates entered into prior to the Closing; which shall include, but not be limited to (a) claims and demands arising out of or in any way connected with Employee’s employment or service with the Company or any of its subsidiaries, affiliates or parents; (b) claims or demands related to Employee’s compensation or benefits with the Company or any claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, or retaliation, or (c) claims, liabilities, or indemnification for any additional tax, interest or penalties that may be imposed on or incurred on Principal under Section 409A or Section 4999 of the Internal Revenue Code of 1986, as amended, or applicable state law, but excludes Principal’s rights, if any, arising from (i) the Merger Agreement or the exhibits thereto or any Ancillary Agreement (including this Agreement), (ii) any contract of insurance or other indemnification, exculpation or advancement of expenses obligations covering or otherwise in favor of the directors, managers and officers of the Company prior to the Closing, (iii) accrued but unpaid compensation (including pursuant to any employment agreement or other arrangement) or health, disability or life insurance benefits payable in accordance with the terms of the applicable Benefit Plan, or (iv) claims which cannot be waived as a matter of Law. WITHOUT LIMITING THE FOREGOING, PRINCIPAL (ON HER OR HIS OWN BEHALF AND ON BEHALF OF HER OR HIS AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE STATUTE IN THE CONTEXT OF A GENERAL RELEASE, WHICH STATUTE GENERALLY PROVIDES FOR THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HER, HIS OR ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE AND THAT, IF KNOWN BY HIM OR WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” PRINCIPAL ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS. Principal represents and warrants that (x) there are no Liens, or claims of Lien, or assignments in law or equity or others of or against any of the claims or causes of action released herein, (y) Principal has not transferred any such claims or causes of action, and (z) Principal is fully authorized and entitled to give the releases specified herein.

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Principal acknowledges that Principal is executing this Agreement in exchange for good and valuable consideration. Principal acknowledges that, before signing this Agreement, Principal was given a reasonable period to consider this Agreement. Acquiror has advised Principal, and hereby advises Principal, of Principal’s right to seek legal counsel prior to executing this Agreement with respect to the release and waiver, and Principal acknowledges having exercised this right or knowingly waived such right.

9. Miscellaneous.

(a) Specific Performance. Principal acknowledges that a breach of the covenants contained in this Agreement may cause Acquiror and its Subsidiaries and Affiliates irreparable damage, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Principal agrees that Acquiror shall, in addition to all other available remedies (including seeking such monetary damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief. In the event of any breach or violation by Principal of any of the covenants contained in this Agreement, the time period of such covenant with respect to Principal shall be tolled and extended until such breach or violation is resolved.

(b) Governing Law; Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

(ii) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(iii) Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9(f).

(iv) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c) Severability. Subject to Section 9(d), in the event any provision of this Agreement is found to be void and unenforceable by a court or other tribunal of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted or reformed to be enforceable.

(d) Judicial Limitation. It is expressly understood and agreed that although Principal and Acquiror consider the restrictions contained herein to be reasonable, if at any time a court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Restrictive Covenants is unenforceable by reason of its extending for too great of a period of time or over too great of a geographical area or by reason of its being too extensive in any other respect, such Restrictive Covenants and this Agreement shall not be rendered void but such Restrictive Covenants shall be deemed amended to apply as to such maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as such court may judicially determine or adjudicate to be enforceable. Alternatively, if any court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Restrictive Covenants is unenforceable, and such restriction cannot be amended pursuant to the preceding sentence so as to make such portion of the Restrictive Covenants enforceable, such judicial determination or adjudication shall not affect the enforceability of any other Restrictive Covenants.

(e) Reasonableness. Principal expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the Restricted Business, the Territory or the duration and scope of this Agreement) in any proceeding to enforce any provision of this Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of Acquiror and the Company and its Subsidiaries by providing for the broadest scope, the longest duration and the widest territory allowable by Law.

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(f) Notice. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

If to Acquiror, to:

Starco Brands, Inc.
250 26th Street, Suite 200
Santa Monica, CA 90402
Attention: Ross Sklar
Email: Ross@thestarcogroup.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067-3010
Attention: Will Chuchawat
Email: WChuchawat@proskauer.com

If to Principal, to the address listed on the Principal’s signature page hereto.

(g) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h) Entire Agreement; Amendments and Waivers. This Agreement (together with the Merger Agreement and any documents contemplated thereby to which the parties hereto are party) (i) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and (ii) supersedes all prior understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by Acquiror and Principal. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by Law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).

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(i) Interpretative Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) The words such as “herein,”, “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(ii) The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(j) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Assignment. This Agreement is personal to Principal, and none of Principal’s rights and duties hereunder shall be assignable or delegable by Principal. Any purported assignment or delegation by Principal in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Acquiror to an Affiliate or to a Person that becomes, directly or indirectly, a successor in interest (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business, operations, rights, properties or assets of Acquiror. Principal acknowledges and agrees that upon such assignment, the rights and obligations of Acquiror hereunder shall be the rights and obligations of such Affiliate or successor.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Restrictive Covenant Agreement as of the date first above written.

ACQUIROR:

STARCO BRANDS, INC.

By:
Name:
Title:

PRINCIPAL:

[●]

Address:

Email:

with copies (which shall not constitute notice) to:

Email:

[Signature Page to Restrictive Covenant Agreement]